                                                                EXHIBIT 99(d)(3)



                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA


PENNSYLVANIA AVENUE PARTNERS,                )
LLC, On Behalf of Themselves and All Others  )
Similarly Situated,                          )  Case No. A455306
                                             )  Dept No. 1
                          Plaintiffs,        )
                                             )  CLASS ACTION
       vs.                                   )
                                             )  [PROPOSED] ORDER PRELIMINARILY
KING POWER INTERNATIONAL GROUP               )  APPROVING SETTLEMENT AND
CO., LTD., et al.,                           )  PROVIDING FOR NOTICE
                                             )
                          Defendants.        )
---------------------------------------------)

     WHEREAS, a class action is pending before the Court entitled Pennsylvania Avenue Partners, LLC v. King Power International Group Co., Ltd., et al., Case No. A455306 (the "Litigation");

     WHEREAS, the parties having made application for an order preliminarily approving the settlement of this Litigation, in accordance with Stipulation of Settlement dated as of May 16, 2003 (the "Stipulation"), which, together with the Exhibits annexed thereto sets forth the terms and conditions for a proposed settlement of the Litigation and for dismissal of the Litigation with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation and the Exhibits annexed thereto; and

     WHEREAS, all defined terms contained herein shall have the same meanings as set forth in the Stipulation;

     NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

     1. Pursuant to Nevada Rules of Civil Procedure, Rule 23, the Court hereby certifies, for purposes of effectuating this settlement, a Class defined as all non-affiliated minority shareholders of King Power common stock at the Effective Time, as defined in the Merger Agreement. Excluded from the Class are the Defendants, the Majority Shareholders, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

     2. The Court does hereby preliminarily approve the Stipulation and the settlement set forth therein, subject to further consideration at the Settlement Hearing described below.

     3. A hearing (the "Settlement Hearing") shall be held before this Court on September 15, 2003, at 9:00 A.M., at the District Court, Clark County Courthouse, 200 South Third Street, Las Vegas, Nevada, to determine whether the proposed settlement of the Litigation on the terms and conditions provided for in the Stipulation is fair, just, reasonable and adequate to the Class and should be approved by the Court; whether a Judgment as provided in para. 1.9 of the Stipulation should be entered herein; whether the proposed Plan of Allocation should be approved; and to determine the amount of fees and expenses that should be awarded to Representative Plaintiffs' Counsel. The Court may adjourn the Settlement Hearing without further notice to Members of the Class.

     4. The Court approves, as to form and content, the Notice of Pendency and Proposed Settlement of Class Action (the "Notice") and Summary Notice annexed as Exhibits A-1 and A-2 hereto, and finds that the mailing and distribution of the Notice and publishing of the Summary Notice substantially in the manner and form set forth in para. 5-6 of this Order meet the requirements of Nevada Rules of Civil Procedure, Rule 23(c)(2) and due process, and is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all Persons entitled thereto.

     5. Plaintiffs' Settlement Counsel are hereby authorized to retain the firm of RG/2 Claims Administration LLC ("Claims Administrator") to supervise and administer the notice procedure as well as the processing of claims as more fully set forth below:

          (a) Not later than July 14, 2003 (the "Notice Date"), Plaintiffs' Settlement Counsel shall cause a copy of the Notice, substantially in the form annexed as Exhibit A-1 hereto, to be mailed by first class mail to all currently-identifiable Class Members, those being the record owners set forth on King Power's stock transfer records on the last business day before the date of this Order;

          (b) Not later than July 16, 2003, Plaintiffs' Settlement Counsel shall cause the Summary Notice, substantially in the form annexed As Exhibit A-2 hereto, to be published once in Investor's Business Daily; and

          (c) At least seven (7) days prior to the Settlement Hearing, Plaintiffs' Settlement Counsel shall serve on Defendants' counsel and file with the Court proof, by affidavit or declaration, of such mailing and publishing.

     6. Nominees of Class Members who held the common stock of King Power on the last business day before the date of this Order shall send the Notice to the beneficial owners of such King Power stock within ten (10) days after receipt thereof, or send a list of the names and addresses of such beneficial owners to the Claims Administrator within ten (10) days of receipt thereof in which event the Claims Administrator shall promptly mail the Notice to such beneficial owners.

     7. All members of the Settlement Class shall be bound by all determinations and judgments in the Litigation concerning the settlement, whether favorable or unfavorable to the Settlement Class.

     8. Any member of the Settlement Class may enter an appearance in the Litigation, individually or through counsel of their own choice, at their own expense. If they do not enter an appearance, they will be represented by Plaintiffs' Settlement Counsel.

     9. Pending final determination of whether the settlement should be approved, neither the Representative Plaintiffs nor any Settlement Class Member, either directly, representatively, or in any other capacity, shall commence or prosecute against any of the Released Persons, any action or proceeding in any court or tribunal asserting any of the Released Claims.

     10. Any Person falling within the definition of the Class may, upon request, be excluded from the Class. Any such Person must submit to the Claims Administrator a request for exclusion ("Request for Exclusion"), postmarked no later than August 18, 2003. A Request for Exclusion must state: (1) the name, address, and telephone number of the Person requesting exclusion; (2) the number of shares of King Power common stock owned by them at the Effective Time as defined in the Merger Agreement; and (3) that the Person wishes to be excluded from the Class. All Persons who submit valid and timely Request for Exclusion in the manner set forth in this paragraph shall have no rights under the Stipulation, shall not share in the distribution of the Settlement Fund, and shall not be bound by the Stipulation or the Final Judgment.

     11. Any member of the Settlement Class may appear and show cause, if he, she or it has any, why the proposed settlement of the Litigation should or should not be approved as fair, just, reasonable and adequate, or why a judgment should or should not be entered thereon, why the Plan of Allocation should or should not be approved, or why attorneys' fees and expenses should or should not be awarded to Representative Plaintiffs' Counsel provided, however, that no Settlement Class Member or any other Person shall be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, or, if approved, the Judgment to be entered thereon approving the same, or the order approving the Plan of Allocation, or the attorneys' fees and expenses to be awarded to Representative Plaintiffs' Counsel unless that Person has delivered by hand or sent by first class mail written objections and copies of any papers and briefs such that they are received on or before August 18, 2003, by Milberg Weiss Bershad Hynes & Lerach LLP, Joy Ann Bull, 401 B Street, Suite 1700, San Diego, California 92101; Baker & McKenzie, Elizabeth L. Yingling, 2300

Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, and filed said objections, papers and briefs with the Clerk of the Court, Clark County Courthouse, 200 South Third Street, Las Vegas, Nevada, 89155 on or before August 18, 2003. Any member of the Settlement Class who does not make his, her or its objection in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness or adequacy of the proposed settlement as incorporated in the Stipulation, to the Plan of Allocation, and to the award of attorneys' fees and reimbursement of expenses to counsel for the Representative Plaintiffs, unless otherwise ordered by the Court.

     12. The passage of title and ownership of the Settlement Fund to the Escrow Agent in accordance with the terms and obligations of the Stipulation is approved. No Person that is not a Settlement Class Member or counsel to the Representative Plaintiffs shall have any right to any portion of, or in the distribution of, the Settlement Fund unless otherwise ordered by the Court or otherwise provided for in the Stipulation.

     13. All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

     14. All papers in support of the settlement, the Plan of Allocation, any application by counsel for the Representative Plaintiffs for attorneys' fees and reimbursement of expenses shall be filed and served seven (7) days prior to the Settlement Hearing.

     15. Neither the Defendants nor Defendants' counsel shall have any responsibility for the Plan of Allocation or any application for attorneys' fees and reimbursement of expenses submitted by Representative Plaintiffs' Counsel, and such matters will be considered separately from the fairness, reasonableness and adequacy of the settlement.

     16. At or after the Settlement Hearing, the Court shall determine whether the Plan of Allocation proposed by Plaintiffs' Settlement Counsel, and any application for attorneys' fees and reimbursement of expenses shall be approved.

     17. All reasonable expenses incurred in identifying and notifying Class Members, as well as administering the Settlement Fund, shall be paid as set forth in the Stipulation. In the event the settlement is not approved by the Court, or otherwise fails to become effective, neither the Representative Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from or chargeable to the Class Notice and Administration Fund.

     18. Neither the Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by Defendants of the truth of any of the allegations in the Litigation, or of any liability, fault, or wrongdoing of any kind.

     19. The Court reserves the right to adjourn the date of the Settlement Hearing without further notice to the Members of the Class, and retains jurisdiction to consider all further applications arising out of or connected with the proposed settlement. The Court may approve the settlement, with such modifications as may be agreed to by the Settling Parties, if appropriate, without further notice to the Class.



Dated: July 1, 2003                         /s/ GENE T. PORTER
       ------------                         ------------------------------------
                                            THE HONORABLE GENE T. PORTER
                                                 DISTRICT COURT JUDGE


Submitted by:

BECKLEY SINGLETON, CHTD.
IKE LAWRENCE EPSTEIN
Nevada Bar No. 4594



/s/ IKE LAWRENCE EPSTEIN
------------------------
IKE LAWRENCE EPSTEIN

530 Las Vegas Blvd. South
Las Vegas, NV 89101
Telephone: 702/385-3373
702/385-9447 (fax)

MILBERG WEISS BERSHAD
HYNES & LERACH LLP
WILLIAM S. LERACH
JOY ANN BULL
DARREN J. ROBBINS


/s/ JOY ANN BULL
------------------------
JOY ANN BULL

401 B Street, Suite 1700
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

Attorneys for Plaintiffs

BECKLEY SINGLETON, CHTD.
IKE LAWRENCE EPSTEIN
Nevada Bar No. 4594
530 Las Vegas Blvd. South
Las Vegas, NV 89101
Telephone: 702/385-3373
702/385-9447 (fax)

MILBERG WEISS BHERSHAD
 HYNES & LERACH LLP
WILLIAM S. LERACH
JOY ANN BULL
DARREN J. ROBBINS
401 B Street, Suite 1700
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

Attorneys for Plaintiffs


                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA


PENNSYLVANIA AVENUE PARTNERS,                )
LLC, On Behalf of Themselves and All Others  )
Similarly Situated,                          )    Case No. A455306
                                             )    Dept No. 1
                              Plaintiffs,    )
                                             )    CLASS ACTION
          vs.                                )
                                             )    NOTICE OF PENDENCY AND
KING POWER INTERNATIONAL GROUP               )    PROPOSED SETTLEMENT OF CLASS
CO., LTD., et al.,                           )    ACTION
                                             )
                              Defendants.    )    EXHIBIT A-1
---------------------------------------------)

TO:  ALL NON-AFFILIATED MINORITY SHAREHOLDERS OF KING POWER
     INTERNATIONAL GROUP CO., LTD. ("KING POWER") COMMONSTOCK AT
     THE EFFECTIVE TIME, AS DEFINED IN THE MERGER AGREEMENT

     PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THIS LITIGATION. PLEASE NOTE THAT IF YOU ARE A SETTLEMENT CLASS MEMBER, YOU WILL BE ENTITLED TO A PRO RATA SHARE IN THE PROCEEDS OF THE SETTLEMENT DESCRIBED IN THIS NOTICE. TO BE EXCLUDED FROM THE SETTLEMENT CLASS YOU MUST SUBMIT YOUR REQUEST TO BE EXCLUDED ON OR BEFORE AUGUST 18, 2003.

     This Notice has been sent to you pursuant to Nevada Rules of Civil Procedure, Rule 23 and an Order of the District Court, Clark County, Nevada (the "Court"). The purpose of this Notice is to inform you of the proposed settlement of this class action litigation for $1,700,000 in cash plus an increase in the per share price to be paid upon consummation of the Merger from $2.52 to $3.27, and of the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the settlement. This Notice describes the rights you may have in connection with the settlement and what steps you may take in relation to the settlement of this class action litigation. This Notice is not an expression of any opinion by the Court about the merits of any of the claims or defenses asserted by any party in this Litigation or the fairness or adequacy of the proposed settlement.

     For further information regarding this settlement you may contact: Rick Nelson, Milberg Weiss Bershad Hynes & Lerach LLP, 401 B Street, Suite 1700, San Diego, California 92101, Telephone: 619/231-1058.

I.  NOTICE OF HEARING ON PROPOSED SETTLEMENT

     A settlement hearing (the "Settlement Hearing") will be held on
September , 2003, at   :    .m., before the Honorable Gene T. Porter, Clark
County Courthouse, 200 South Third Street, Las Vegas, Nevada. The purpose of the Settlement Hearing will be to determine: (1) whether the settlement consisting of $1,700,000 in cash plus a $0.75 increase in the per share price to be paid upon consummation of the Merger should be approved as fair, just, reasonable, and adequate to each of the parties; (2) whether the proposed plan to distribute the settlement proceeds (the "Plan of Allocation") is fair, just, reasonable, and adequate; (3) whether the application by Representative

Plaintiffs' Counsel for an award of attorneys' fees and reimbursement of out-of-pocket expenses should be approved; and (4) whether the Litigation should be dismissed with prejudice. The Court may adjourn or continue the Settlement Hearing without further notice to the Class.


II.  DEFINITIONS USED IN THIS NOTICE

     1. "Class" means all non-affiliated minority shareholders of King Power common stock at the Effective Time, as defined in the Merger Agreement. Excluded from the Class are the Defendants, the Majority Shareholders, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

     2. "Class Member" or "Member of the Class" mean a Person who falls within the definition of the Class as set forth above.

     3. "Defendants" means King Power, Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn, Suwan Panyapas, Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun.

     4. "King Power" means King Power International Group Co., Ltd., and any of its predecessors, successors, divisions, subsidiaries or affiliates.

     5. "Majority Shareholders" means those persons identified as such in the Merger Agreement.

     6.  "Merger" means the merger contemplated by the Merger Agreement.

     7. "Merger Agreement" means the Agreement and Plan of Merger dated as of October 29, 2001, as Amended and Restated as of [-] 2003, among King Power and KP (Thailand) Company Limited, substantially in the form attached to the Stipulation of Settlement dated as of May 16, 2003 (the "Stipulation") as Exhibit C.

     8. "Related Parties" means each of the Defendants or any of their past or present directors, officers, employees, partners, members, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, Majority Shareholders, attorneys, accountants or auditors, banks or investment banks, associates, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of their immediate families, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or members of his or her family.

     9. "Released Claims" shall mean and include any and all claims, causes of action, demands, rights, or liabilities, including but not limited to claims for negligence, gross negligence, professional negligence, breach of duty of care and/or breach of duty of loyalty and/or breach of the duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, breach of contract, negligent misrepresentation, violations of any state or federal statutes, rules or regulations, violations of any laws of Thailand and any Unknown Claims as defined below, that have been or that could have been asserted in this or any other forum by or on behalf of the Representative Plaintiffs, the Settlement Class, or any member of the Settlement Class based on or related to the alleged wrongful actions of the Defendants, or any of them, in connection with the Merger, including, but not limited to, the claims asserted in the Litigation.

     10. "Released Persons" means each and all of the Defendants and the Related Parties.

     11. "Settlement Class" or "Settlement Class Member" consist of or mean any Class Member who does not request exclusion from the Class as defined above.

     12. "Unknown Claims" means any Released Claims which the Representative Plaintiffs or any Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Claims in favor of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Representative Plaintiffs shall expressly and each of the Settlement Class Members shall be deemed to have, any by operation of the Judgment shall have, expressly waived, the provisions, rights and benefits of California Civil Code Section 1542, which provides:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Representative Plaintiffs shall expressly and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542. The Representative Plaintiffs and Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Representative Plaintiffs shall expressly and each Settlement Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Representative Plaintiffs acknowledge, and the Settlement Class Members shall be deemed by operation of the Judgement to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.


III.  THE LITIGATION

     On August 21, 2002, the captioned action was filed in the Clark County District Court, Nevada (the "Court") as a class action on behalf of the minority holders of the common stock of King Power International Group Co., Ltd. Pursuant to agreement of the Settling Parties and for purposes of this settlement only, the following cases are consolidated into the captioned matter: Collins v. King Power International Group Co., Ltd., et al., Case No. A455806, and Mikalson v. King Power International Group Co., Ltd., et al., Case No. A456494. The consolidated cases are referred to herein as the "Litigation".


IV.  CLAIMS OF THE REPRESENTATIVE PLAINTIFFS AND BENEFITS OF SETTLEMENT

     The Representative Plaintiffs believe that the claims asserted in the Litigation have merit and that the information gathered to date supports the claims. However, counsel for the Representative Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for the Representative Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Representative Plaintiffs also are mindful of the inherent problems of proof under and possible defenses to the claims asserted in the Litigation. Counsel for the Representative Plaintiffs believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class. Based on their evaluation, counsel for the Representative Plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the Representative Plaintiffs and the Settlement Class.


V.  DEFENDANTS' STATEMENT AND DENIALS OF WRONGDOING AND LIABILITY

     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Representative Plaintiffs in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Representative Plaintiffs or the Class have suffered damage by reasons of alleged breaches of fiduciary duties, self-dealing, misrepresentations, non-disclosures or otherwise, or that the Representative Plaintiffs or the Class were harmed by the conduct alleged in the Litigation.

     Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in the Stipulation.

VI.  TERMS OF THE PROPOSED SETTLEMENT

     The settlement consists of, in part, a cash payment by or on behalf of Defendants of $1,700,000. A portion of the cash proceeds will be used for certain administration costs including the cost of printing and mailing this Notice, the cost of publishing a newspaper notice, payment of any taxes assessed against the cash Settlement Fund and payment of costs associated with distribution of the Settlement Fund. In addition, as explained below, a portion of the Settlement Fund may be awarded by the Court to Representative Plaintiffs' Counsel as attorneys' fees and reimbursement of out-of-pocket expenses. The balance of the Settlement Fund (the "Net Settlement Fund") will be distributed according to the Plan of Allocation described below.

     In addition, the Settling Parties agree that $3.27 per share, in addition to the Settlement Fund, is a fair price for the buy-out of the Class Members' shares of King Power common stock and that the Merger and the terms of the Plan of Merger (as defined in the Merger Agreement) are fair to, and in the best interest of, King Power and its shareholders, including the Class Members, from both a procedural and financial point of view. After the Securities and Exchange Commission ("SEC") review process is complete, and after King Power complies with the SEC Rules and Regulations concerning, among other things, proxy solicitations and going-private transactions, and provided that the Merger Agreement is consummated in accordance with its terms, King Power shall cause the Class Members to be paid $3.27 per share in accordance with the Merger Agreement.


VII.  PLAN OF ALLOCATION

     The Net Settlement Fund will be distributed to Settlement Class Members who are entitled to recover ("Authorized Claimants") under the Plan of Allocation described below. THE PLAN OF ALLOCATION PROVIDES THAT YOU WILL BE ELIGIBLE TO PARTICIPATE IN THE DISTRIBUTION OF THE NET SETTLEMENT FUND ONLY IF YOU ARE A RECORD STOCKHOLDER OF KING POWER COMMON STOCK AS OF THE EFFECTIVE TIME OF THE MERGER AS PROVIDED IN THE MERGER AGREEMENT, WHICH TIME WILL BE SET IN THE FUTURE.

     Subject to the approval by the Court of the Plan of Allocation described below, the Net Settlement Fund, shall be distributed to Settlement Class Members who can be identified from King Power's stock transfer records as of the Effective Time as follows:

          (a) Each Authorized Claimant shall be paid the same pro rata percentage of the Net Settlement Fund that each Authorized Claimant's claim bears to the total of the claims of all Authorized Claimants. Payment in this manner shall be deemed conclusive against all Authorized Claimants.

          (b) Authorized Claimants will not be required to submit a separate claim; the Claims Administrator will send pro rata payments to those record owners of King Power common stock on the Effective Time who have not opted out of the Class.

     The Court has reserved jurisdiction to allow, disallow or adjust the claim of any Settlement Class Member on equitable grounds.


VIII.  ORDER CERTIFYING A CLASS FOR PURPOSES OF SETTLEMENT

     On June   , 2003, the Court certified a class, for settlement purposes only. The Class is defined above.


IX.  PARTICIPATION IN THE CLASS

     If you fall within the definition of the Class, you will remain a Class Member unless you elect to be excluded from the Class. If you do not request to be excluded from the Class, you will be bound by any judgment entered with respect to the settlement of the Litigation.

     IF YOU WISH TO REMAIN A CLASS MEMBER, YOU NEED DO NOTHING. YOUR INTERESTS WILL BE REPRESENTED BY REPRESENTATIVE PLAINTIFFS' COUNSEL. If you choose, you may enter an appearance individually or through your own counsel at your own expense.


X.  EXCLUSION FROM THE CLASS

     You may request to be excluded from the Class. To do so, you must mail a written request stating that you wish to be excluded from the Class to:

               King Power Securities Litigation
               RG/2 Claims Administration LLC
               One Market Plaza, 20th Floor
               Spear Street Tower
               San Francisco, CA 94105

     The request for exclusion must state: (1) your name, address, and telephone number; and (2) the number of King Power shares held on the Effective Time. YOUR EXCLUSION REQUEST MUST BE POSTMARKED ON OR BEFORE AUGUST 18, 2003. If you submit a valid and timely request for exclusion, you shall have no rights under the settlement, shall not share in the distribution of the Net Settlement Fund, and shall not be bound by the Stipulation or the Judgment.


XI.  DISMISSAL AND RELEASES

     If the proposed settlement is approved, the Court will enter a Final Judgment and Order of Dismissal with Prejudice (the "Judgment"). The Judgment will dismiss the Released Claims with prejudice as to all Defendants.

     The Judgment will provide that all Class Members who do not validly and timely request to be excluded from the Class shall be deemed to have released and forever discharged all Released Claims (to the extent Members of the Class have such claims) against all Released Persons.


XII.  APPLICATION FOR FEES AND EXPENSES

     At the Settlement Hearing, counsel for Representative Plaintiffs will
request the Court to award attorneys' fees of     % of the Settlement Fund, plus
reimbursement of out-of-pocket expenses. The total amount of fees, expenses and the costs of claims administration will not exceed 35% of the Settlement Fund. Settlement Class Members are not personally liable for any such fees or expenses.

     To date, Representative Plaintiffs' Counsel have not received any payment for their services in conducting this Litigation on behalf of the Representative Plaintiffs and Members of the Class, nor have counsel been reimbursed for their out-of-pocket expenses. The fee requested by Representative Plaintiffs' Counsel will compensate counsel for their efforts in achieving the Settlement Fund for the benefit of the Settlement Class, and for their risk in undertaking this representation on a contingency basis. The fee requested is within the range of fees awarded to plaintiffs' counsel under similar circumstances in litigation of this type.


XIII.  CONDITIONS FOR SETTLEMENT

     The settlement is conditioned upon the occurrence of certain events described in the Stipulation. Those events include, among other things: (1) the consummation of the Merger Agreement in accordance with its terms; (2) the entry of the Judgment by the Court, as provided for in the Stipulation; and (3) the expiration of the time to appeal from or alter or amend the Judgment. If, for any reason, any one of the conditions described in the Stipulation is not met, the Stipulation might be terminated and, if terminated, will become null and void, and the parties to the Stipulation will be restored to their respective positions as November 7, 2003.


XIV.  THE RIGHT TO BE HEARD AT THE HEARING

     Any Class Member who has not validly and timely requested to be excluded from the Class, and who objects to any aspect of the settlement, the Plan of Allocation, or the application for attorneys' fees and expenses, may appear and be heard at the Settlement Hearing. Any such Person must submit and serve a written notice of objection, to be received on or before August 18, 2003, by each of the following:

               CLERK OF THE COURT
               DISTRICT COURT
               CLARK COUNTY COURTHOUSE
               200 South Third Street
               Las Vegas, NV 89155

               MILBERG WEISS BERSHAD
                HYNES & LERACH LLP
               JOY ANN BULL
               401 B Street, Suite 1700
               San Diego, CA 92101

               Attorneys for Plaintiffs


               BAKER & MCKENZIE
               ELIZABETH L. YINGLING
               2300 Trammell Crow Center
               2001 Ross Avenue
               Dallas, TX 75201

               Attorneys for Defendants

The notice of objection must demonstrate the objecting Person's membership in the Class, including the number of King Power shares held on the Effective Time and contain a statement of the reasons for objection. Only members of the Settlement Class who have submitted written notices of objection in this manner will be entitled to be heard at the Settlement Hearing, unless the Court orders otherwise.


XV.  SPECIAL NOTICE TO NOMINEES

     If you hold or held any King Power common stock on the last business day before the Court's Order Preliminarily Approving Settlement and Providing for Notice, as nominee for a beneficial owner, then, within ten (10) days after you receive this Notice, you must either: (1) send a copy of this Notice of Pendency and Proposed Settlement of Class Action by first class mail to all such Persons; or (2) provide a list of the names and addresses of such Persons to the Claims Administrator:

          King Power Securities Litigation
          RG\2 Claims Administration LLC
          One Market Plaza, 20th Floor
          Spear Street Tower
          San Francisco, CA 94105

     If you choose to mail the Notice of Pendency and Proposed Settlement of Class Action yourself, you may obtain from the Claims Administrator (without cost to you) as many additional copies of these documents as you will need to complete the mailing.

     Regardless of whether you choose to complete the mailing yourself or elect to have the mailing performed for you, you may obtain reimbursement for or advancement of reasonable administrative costs actually incurred or expected to be incurred in connection with forwarding the Notice of Pendency and Proposed Settlement of Class Action and which would not have been incurred but for the obligation to forward the Notice of Pendency and Proposed Settlement of Class Action, upon submission of appropriate documentation to the Claims Administrator.


XVI.  EXAMINATION OF PAPERS

     This Notice is a summary and does not describe all of the details of the Stipulation. For full details of the matters discussed in this Notice, you may review the Stipulation filed with the Court, which may be inspected during business hours, at the office of the Clerk of the Court, District Court, Clark County Courthouse, 200 South Third Street, Las Vegas, Nevada, 89155.

     If you have any questions about the settlement of the Litigation, you may obtain information by writing:

          MILBERG WEISS BERSHAD
           HYNES & LERACH LLP
          RICK NELSON
          401 B Street, Suite 1700
          San Diego, CA 92101


               DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE.


DATED:              , 2003                   BY ORDER OF THE DISTRICT COURT
                                             CLARK COUNTY, NEVADA

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

BECKLEY SINGLETON, CHTD.
IKE LAWRENCE EPSTEIN
Nevada Bar No. 4594
530 Las Vegas Blvd. South
Las Vegas, NV 89101
Telephone: 702/385-3373
702/385-9447 (fax)

MILBERG WEISS BERSHAD
HYNES & LERACH LLP
WILLIAM S. LERACH
JOY ANN BULL
DARREN J. ROBBINS
401 B Street, Suite 1700
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

Attorneys for Plaintiffs

                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA

PENNSYLVANIA AVENUE PARTNERS,                )
LLC, On Behalf of Themselves and All Others  )
Similarly Situated,                          )  Case No. A455306
                                             )  Dept No. 1
                             Plaintiffs,     )
                                             )  CLASS ACTION
       vs.                                   )
                                             )  SUMMARY NOTICE
KING POWER INTERNATIONAL GROUP               )
CO., LTD., et al.,                           )  EXHIBIT A-2
                             Defendants.     )
---------------------------------------------)

TO: ALL NON-AFFILIATED MINORITY SHAREHOLDERS OF KING POWER INTERNATIONAL GROUP CO., LTD. ("KINGPOWER") COMMON STOCK AT THE EFFECTIVE TIME, AS DEFINED IN THE MERGER AGREEMENT

     YOU ARE HEREBY NOTIFIED, pursuant to an Order of the District Court, Clark
County, Nevada, that a hearing will be held on September   , 2003, at   :  .m.,
before the Honorable Gene T. Porter, District Court Judge, at the Clark County Courthouse, 200 South Third Street, Las Vegas, Nevada, for the purpose of determining (1) whether the proposed settlement of the claims in the Litigation for $1,700,000 in cash plus an increase in the per share price to be paid upon consummation of the Merger from $2.52 to $3.27 should be approved by the Court as fair, just, reasonable and adequate; (2) whether, thereafter, this Litigation should be dismissed with prejudice as set forth in the Stipulation of Settlement dated as of May 16, 2003; (3) whether the Plan of Allocation is fair, just, reasonable and adequate and therefore should be approved; and (4) whether the application of Representative Plaintiffs' Counsel for the payment of attorneys' fees and reimbursement of expenses incurred in connection with this Litigation should be approved.

     If you currently hold King Power common stock, your rights may be affected by the settlement of this Litigation. If you have not received a detailed Notice of Pendency and Proposed Settlement of Class Action, you may obtain a copy by writing to King Power Securities Litigation, c/o RG/2 Claims Administration LLC, One Market Plaza, 20th Floor, Spear Street Tower, San Francisco, CA 94105. If you are a Class Member, and wish to be excluded from the Class, you must submit your request for exclusion no later than August 18, 2003, to the above address establishing that you do not wish to participate in the recovery. You will be bound by any judgment rendered in the Litigation unless you request exclusion from the Class.

     Any objection to the settlement, the Plan of Allocation or Representative Plaintiffs' Counsel's application for attorneys' fees and reimbursement of expenses must be mailed or delivered such that it is received by each of the following no later than August 18, 2003:

               CLERK OF THE COURT
               DISTRICT COURT
               CLARK COUNTY COURTHOUSE
               200 South Third Street
               Las Vegas, NV 89155

               MILBERG WEISS BERSHAD
               HYNES & LERACH LLP
               JOY ANN BULL
               401 B Street, Suite 1700
               San Diego, CA 92101

               Attorneys for Plaintiffs


               BAKER & MCKENZIE
               ELIZABETH L. YINGLING
               2300 Trammell Crow Center
               2001 Ross Avenue
               Dallas, TX 75201

               Attorneys for Defendants

                 PLEASE DO NOT CONTACT THE COURT OR THE CLERK'S

                          OFFICE REGARDING THIS NOTICE



DATED:                , 2003                BY ORDER OF THE DISTRICT COURT
      ----------------                      CLARK COUNTY, NEVADA

                                      -2-